FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Fourth Quarter and 2020 Results
- Sequential Net Revenue Growth of 12% Exceeds High End of Guidance Range for Q4 2020 -

- Over 20% Reduction in Real Estate Footprint Over Prior Year Complete; Further Optimization Expected -

- Strong Balance Sheet with $336.5 Million in Cash & Cash Equivalents and Marketable Securities -

CHICAGO, February 22, 2021 -- Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles” or the “Company”), today announced financial results for its fourth quarter and fiscal year ended December 31, 2020.

Fourth Quarter Highlights:

•Net revenue of $161.0 million increased 12.2% from 2020 third quarter trough
•Restructuring charge of $4.3 million included in operating income of $8.5 million and operating margin of 5.3%
•Adjusted operating income of $12.8 million up sequentially from $9.9 million and adjusted operating margin of 7.9% up 100 basis points sequentially
•Adjusted EBITDA of $18.4 million up from $15.9 million in the 2020 third quarter and adjusted EBITDA margin up 40 basis points
•General and administrative expenses of $27.4 million, or 17.0% of revenue, improved by $2.4 million sequentially from 20.7% of revenue and prior year quarter’s 19.9% of revenue
•Net income of $5.5 million includes restructuring charge; adjusted net income of $11.6 million and adjusted diluted earnings per share of $0.59
•Strong cash flow from operations of $96.3 million creating total liquidity of $506.1 million at year end

“Our fourth quarter results capped an unprecedented year throughout which our team demonstrated tremendous resilience while adapting our business for rapidly shifting market conditions,” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “Business trends improved from the third quarter trough, and we are encouraged by the current momentum.”

Mr. Rajagopalan concluded, “While near-term visibility remains more limited than normal, I am optimistic that 2021 will ultimately be a year of accomplishments for our firm as we emerge even stronger, generating enhanced revenue growth, profitability and cash flow. Consistent with our strategic plan, we are committed to capturing market share by going to market as one firm with an integrated value proposition. At the same time, we are actively moving forward with strategic long-term initiatives that will broaden our capabilities and services with new technology and data-driven offerings that leverage our core brand, while maintaining a strong balance sheet, paying our dividend and continuing to create long-term shareholder value.”

2020 Fourth Quarter Results

Consolidated net revenue (revenue before reimbursements) was $161.0 million in the quarter compared to $180.0 million in the 2019 fourth quarter. Excluding the impact of exchange rate fluctuations which positively impacted results by $1.7 million, or 1.0%, consolidated net revenue declined $20.7 million. The reduction in net revenue was primarily due to the impact of the pandemic on a global basis.

On a sequential basis, net revenue increased 12.2% from the 2020 third quarter, as the Company experienced growth in both Executive Search and Heidrick Consulting driven by the Americas and Europe markets. 2020 fourth quarter adjusted operating income increased 29.5% and adjusted operating margin increased 100 basis points from the 2020 third quarter, driven by revenue growth and focused cost initiatives. 2020 fourth quarter adjusted net income was $11.6 million compared to $7.7 million in the 2020 third quarter, an increase of 51.3%. This generated adjusted diluted earnings per share in the 2020 fourth quarter of $0.59 compared to $0.39 in the 2020 third quarter.

Executive Search net revenue was $146.3 million compared to $163.0 million in the 2019 fourth quarter. Excluding the impact of exchange rate fluctuations which positively impacted results by $1.4 million, or 1.0%, Executive Search net revenue declined $18.1 million. Net revenue decreased 9.8% in the Americas (decreased 9.1% on a constant currency basis), increased 1.0% in Europe (decreased 3.9% on a constant currency basis) and decreased 26.9% in Asia Pacific (decreased 29.4% on a constant currency basis). Growth in the Healthcare & Life Sciences and Global Technology Services practices was offset by reductions in the other industry practices.

There were 361 Executive Search consultants at December 31, 2020 compared to 380 at December 31, 2019 and 362 at September 30, 2020. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.6 million compared to $1.7 million in the 2019 fourth quarter. The average revenue per executive search was $125,100 compared to $149,300 in the 2019 fourth quarter, while the number of confirmed searches increased 7.1% compared to the year-ago period.

Heidrick Consulting net revenue was $14.7 million compared to $17.0 million in the 2019 fourth quarter. Excluding the impact from exchange rate fluctuations which positively impacted revenue by $0.2 million, or 1.5%, Heidrick Consulting net revenue decreased $2.6 million. On a sequential basis, net revenue increased 2.6% from the 2020 third quarter. There were 65 Heidrick Consulting consultants at December 31, 2020 compared to 71 at December 31, 2019 and 63 at September 30, 2020.

Consolidated salaries and benefits expense decreased by 7.0%, or $9.1 million, to $120.8 million from $129.9 million in the 2019 fourth quarter. Fixed compensation expense decreased by $8.8 million primarily due to retirement and benefits, base salaries and payroll taxes and lower talent acquisition and retention costs, partially offset by increases in the deferred compensation plan. Variable compensation decreased $0.3 million due to lower revenue in the quarter. Salaries and benefits expense was 75.0% of net revenue for the quarter compared to 72.1% in the 2019 fourth quarter and 72.4% in the 2020 third quarter.

General and administrative expenses decreased by 23.5%, or $8.4 million, to $27.4 million from $35.8 million in the 2019 fourth quarter, primarily due to office occupancy, travel and entertainment and bad debt partially offset by an increase in other operating expense. As a percentage of net revenue, general and administrative expenses were 17.0% compared to 19.9% in the 2019 fourth quarter and 20.7% in the 2020 third quarter.

The Company recorded a restructuring charge of $4.3 million in the 2020 fourth quarter primarily related to a reduction in the firm’s real estate expenses. Including this charge, operating income was $8.5 million compared to $14.3 million in the 2019 fourth quarter. Operating margin was 5.3% in the 2020 fourth quarter compared to 7.9% in the 2019 fourth quarter. Excluding the restructuring charge, adjusted operating income was $12.8 million and adjusted operating margin was 7.9%.

Net income in the 2020 fourth quarter was $5.5 million and diluted earnings per share was $0.28 with an effective tax rate of 54.0%. This compares to net income of $10.6 million and diluted earnings per share of
$0.54 with an effective tax rate of 34.6% in last year’s fourth quarter. Excluding the previously mentioned restructuring charge, adjusted net income was $11.6 million and adjusted diluted earnings per share was $0.59.

Net cash provided by operating activities was $96.3 million in the 2020 fourth quarter compared to $114.1 million in the 2019 fourth quarter. Cash, cash equivalents and marketable securities at December 31, 2020 were $336.5 million, compared to $332.9 million at December 31, 2019, and $237.6 million at September 30, 2020. The Company’s cash position typically builds throughout the year as bonuses are accrued, mostly to be paid out in the first quarter.

Fiscal 2020 Results

Consolidated net revenue was $621.6 million compared to $706.9 million in 2019. Excluding the impact of exchange rate fluctuations, which negatively impacted results by $0.9 million, 0.1%, consolidated net revenue decreased 11.9% or $84.5 million. The reduction in net revenue was primarily due to the impact of the pandemic on a global basis.

Executive Search net revenue was $565.2 million compared to $646.4 million in 2019. Excluding the impact of exchange rate fluctuations which negatively impacted results by 0.2%, net revenue decreased $80.1 million. Net revenue decreased 13.0% in the Americas (or 12.5% on a constant currency basis), decreased 8.0% in Europe (decreased 9.1% on a constant currency basis), and was down 17.0% in Asia Pacific (decreased 16.6% on a constant currency basis). Growth in the Healthcare & Life Sciences practice was offset by declines in the other industry practices. Productivity was $1.5 million compared to $1.7 million in 2019. The average revenue per executive search was $123,200 compared to $132,000 in 2019, while the number of executive searches confirmed declined 6.3%.

Heidrick Consulting net revenue was $56.4 million compared to $60.6 million in 2019. Excluding the impact of exchange rate fluctuations which positively impacted results by $0.2 million, or 0.4%, Heidrick Consulting revenue declined 7.2%, or $4.4 million.

Consolidated salaries and benefits expense improved $51.4 million, or 10.2%, to $450.4 million in 2020 from $501.8 million in 2019. Fixed compensation expense improved $13.5 million due to retirement and benefits, and talent acquisition and retention costs, partially offset by an increase in base salaries and payroll taxes. Variable compensation improved $37.9 million, primarily due to the lower revenue for the year. Salaries and benefits expense was 72.5% of net revenue in 2020 compared to 71.0% in 2019.

General and administrative expenses in 2020 declined 11.7%, or $16.1 million, to $121.4 million from $137.5 million in 2019. Savings were primarily due to a reduction in travel and entertainment, office occupancy and hiring fees partially offset by an increase in professional fees, information technology and bad debt. As a percentage of net revenue, general and administrative expenses were 19.5% compared to 19.4% in 2019.

In 2020 the Company recorded a restructuring charge of $52.4 million and a non-cash impairment charge of $33.0 million. In the 2019 third quarter, the Company recorded a restructuring charge of $4.1 million.

Including the charges recorded in both 2020 and 2019, operating loss was $35.5 million compared to operating income of $63.5 million in 2019. The operating margin was (5.7)% compared to 9.0% in 2019. Excluding the charges in both periods, adjusted operating income in 2020 was $49.8 million and adjusted operating margin was 8.0%. Adjusted EBITDA in 2020 was $70.3 million and adjusted EBITDA margin was 11.3%, compared to adjusted EBITDA of $89.1 million and adjusted EBITDA margin of 12.6% in 2019.

Net loss was $37.7 million and diluted loss per share was $1.95, with an effective tax rate of (20.1)%. This compares to net income of $46.9 million and diluted earnings per share of $2.40 in 2019, with an effective tax rate of 32.4%. Excluding the impairment charge and restructuring charges recorded in 2020, adjusted net income was $35.2 million and adjusted diluted earnings per share was $1.77 based on an adjusted effective tax rate of 34.7%.

Net cash provided by operating activities was $23.4 million compared to $78.6 million in 2019.

Dividend

The Board of Directors has declared a 2021 first quarter cash dividend of $0.15 per share payable on March 19, 2021 to shareholders of record at the close of business on March 5, 2021.

2021 First Quarter Outlook

The Company expects 2021 first quarter consolidated net revenue of between $160 million and $170 million, while acknowledging the continued fluidity of the COVID-19 pandemic that will continue to impact quarterly results. In addition, this outlook is based on the average currency rates in December 2020 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, Heidrick Consulting assignments, the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

Quarterly Conference Call

Heidrick & Struggles will host a conference call to review its fourth quarter and 2020 results today, February 22 at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (866) 211-4120, conference ID# 3173733. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world's top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are adjusted operating income, adjusted operating income margin, adjusted net income, adjusted basic and diluted earnings per share, adjusted effective tax rate, adjusted EBITDA, adjusted EBITDA margin and impacts of foreign currency on current period results using prior period translation rates. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors. Reconciliations of these non-GAAP financial measures with the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted operating income reflects the exclusion of restructuring charges for the three month period ended December 31, 2020, and impairment and restructuring charges for the twelve month periods ended December 31, 2020 and 2019.

Adjusted operating income margin refers to adjusted operating income as a percentage of net revenue in the same period.

Adjusted net income and adjusted diluted earnings per share reflect the exclusion of restructuring charges for the three month period ended December 31, 2020, and impairment and restructuring charges for the twelve month periods ended December 31, 2020 and 2019.

Adjusted effective tax rate reflects the exclusion of restructuring charges for the three month period ended December 31, 2020, and impairment and restructuring charges for the twelve month periods ended December 31, 2020 and 2019.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity-settled stock compensation expense, earnout accretion expense related to acquisitions, contingent compensation related to acquisitions, impairment charges, restructuring charges and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in a local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly-titled measures used by other companies.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, the impacts, direct and indirect, of the COVID‐19 pandemic on our business, our consultants and employees, and the overall economy; leadership changes, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; the fact that our net revenue may be affected by adverse economic conditions; our clients' ability to restrict us from recruiting their employees; the aggressive competition we face; our heavy reliance on information management systems; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; social, political, regulatory and legal risks in markets where we operate; the impact of foreign currency exchange rate fluctuations; the fact that we may not be able to align our cost structure with net revenue; unfavorable tax law changes and tax authority rulings; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive; our ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data. For more information on the factors that could affect the outcome of forward-looking statements, refer to our most recent Annual Report on Form 10-K under “Risk Factors” in Item 1A and as indicated in our other filings with the SEC. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Suzanne Rosenberg - Vice President, Investor Relations
+1 212 551 0554, srosenberg@heidrick.com

Media:
Nina Chang – Vice President, Corporate Communications

Heidrick & Struggles
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2020	2019	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$160,987	$180,034	$(19,047)	(10.6)%
Reimbursements	1,200	4,615	(3,415)	(74.0)%
Total revenue	162,187	184,649	(22,462)	(12.2)%

Operating expenses
Salaries and benefits	120,784	129,893	(9,109)	(7.0)%
General and administrative expenses	27,408	35,846	(8,438)	(23.5)%
Restructuring charges	4,257	—	4,257	NM
Reimbursed expenses	1,200	4,615	(3,415)	(74.0)%
Total operating expenses	153,649	170,354	(16,705)	(9.8)%

Operating income	8,538	14,295	(5,757)	(40.3)%

Non-operating income
Interest, net	44	841
Other, net	3,467	1,011
Net non-operating income	3,511	1,852

Income before income taxes	12,049	16,147

Provision for income taxes	6,511	5,592

Net income	5,538	10,555

Other comprehensive income, net of tax	988	774

Comprehensive income	$6,526	$11,329

Weighted-average common shares outstanding
Basic	19,360	19,138
Diluted	19,865	19,507

Earnings per common share
Basic	$0.29	$0.55
Diluted	$0.28	$0.54

Salaries and benefits as a % of net revenue	75.0%	72.1%
General and administrative expenses as a % of net revenue	17.0%	19.9%
Operating margin	5.3%	7.9%

Heidrick & Struggles International Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2020	2019	$ Change	% Change	2020 Margin[1]	2019 Margin[1]
Revenue
Executive Search
Americas	$96,328	$106,755	$(10,427)	(9.8)%
Europe	32,135	31,826	309	1.0%
Asia Pacific	17,857	24,433	(6,576)	(26.9)%
Total Executive Search	146,320	163,014	(16,694)	(10.2)%
Heidrick Consulting	14,667	17,020	(2,353)	(13.8)%
Revenue before reimbursements (net revenue)	160,987	180,034	(19,047)	(10.6)%
Reimbursements	1,200	4,615	(3,415)	(74.0)%
Total revenue	$162,187	$184,649	$(22,462)	(12.2)%

Operating income (loss)
Executive Search
Americas²	$21,906	$26,622	$(4,716)	(17.7)%	22.7%	24.9%
Europe³	4,047	(762)	4,809	NM	12.6%	(2.4)%
Asia Pacific[4]	(171)	2,948	(3,119)	(105.8)%	(1.0)%	12.1%
Total Executive Search	25,782	28,808	(3,026)	(10.5)%	17.6%	17.7%
Heidrick Consulting[5]	(6,670)	(5,729)	(941)	(16.4)%	(45.5)%	(33.7)%
Total segments	19,112	23,079	(3,967)	(17.2)%	11.9%	12.8%
Global Operations Support[6]	(10,574)	(8,784)	(1,790)	(20.4)%	(6.6)%	(4.9)%
Total operating income	$8,538	$14,295	$(5,757)	(40.3)%	5.3%	7.9%

1 Margin based on revenue before reimbursements (net revenue)
2 Includes restructuring charges of $2.9 million for the three months ended December 31, 2020.
3 Includes restructuring reversals of $1.0 million for the three months ended December 31, 2020.
4 Includes restructuring charges of $0.1 million for the three months ended December 31, 2020.
5 Includes restructuring charges of $0.2 million for the three months ended December 31, 2020.
6 Includes restructuring charges of $2.1 million for the three months ended December 31, 2020.

Heidrick & Struggles
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2020	2019	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$621,615	$706,924	$(85,309)	(12.1)%
Reimbursements	7,755	18,690	(10,935)	(58.5)%
Total revenue	629,370	725,614	(96,244)	(13.3)%

Operating expenses
Salaries and benefits	450,424	501,791	(51,367)	(10.2)%
General and administrative expenses	121,378	137,492	(16,114)	(11.7)%
Impairment charges	32,970	—	32,970	NM
Restructuring charges	52,372	4,130	48,242	NM
Reimbursed expenses	7,755	18,690	(10,935)	(58.5)%
Total operating expenses	664,899	662,103	2,796	0.4%

Operating income (loss)	(35,529)	63,511	(99,040)	(155.9)%

Non-operating income
Interest, net	204	2,880
Other, net	3,927	2,898
Net non-operating income	4,131	5,778

Income (loss) before income taxes	(31,398)	69,289

Provision for income taxes	6,309	22,420

Net income (loss)	(37,707)	46,869

Other comprehensive loss, net of tax	(407)	(238)

Comprehensive income (loss)	$(38,114)	$46,631

Weighted-average common shares outstanding
Basic	19,301	19,103
Diluted	19,301	19,551

Earnings (loss) per common share
Basic	$(1.95)	$2.45
Diluted	$(1.95)	$2.40

Salaries and benefits as a % of net revenue	72.5%	71.0%
General and administrative expenses as a % of net revenue	19.5%	19.4%
Operating margin	(5.7)%	9.0%

Heidrick & Struggles International Inc.
Segment Information
(In thousands)
(Unaudited)

	Year Ended December 31,
	2020	2019	$ Change	% Change	2020 Margin[1]	2019 Margin[1]
Revenue
Executive Search
Americas	$361,416	$415,455	$(54,039)	(13.0)%
Europe	124,243	135,070	(10,827)	(8.0)%
Asia Pacific	79,511	95,827	(16,316)	(17.0)%
Total Executive Search	565,170	646,352	(81,182)	(12.6)%
Heidrick Consulting	56,445	60,572	(4,127)	(6.8)%
Revenue before reimbursements (net revenue)	621,615	706,924	(85,309)	(12.1)%
Reimbursements	7,755	18,690	(10,935)	(58.5)%
Total revenue	$629,370	$725,614	$(96,244)	(13.3)%

Operating income (loss)
Executive Search
Americas[2]	$62,806	$100,833	$(38,027)	(37.7)%	17.4%	24.3%
Europe[3]	(22,827)	3,026	(25,853)	(854.4)%	(18.4)%	2.2%
Asia Pacific[4]	(6,724)	13,590	(20,314)	(149.5)%	(8.5)%	14.2%
Total Executive Search	33,255	117,449	(84,194)	(71.7)%	5.9%	18.2%
Heidrick Consulting[5]	(28,369)	(18,499)	(9,870)	(53.4)%	(50.3)%	(30.5)%
Total segments	4,886	98,950	(94,064)	(95.1)%	0.8%	14.0%
Global Operations Support[6]	(40,415)	(35,439)	(4,976)	(14.0)%	(6.5)%	(5.0)%
Total operating income (loss)	$(35,529)	$63,511	$(99,040)	(155.9)%	(5.7)%	9.0%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $30.5 million and $4.1 million for the years ended December 31, 2020 and 2019, respectively.
3 Includes restructuring charges of $8.6 million and goodwill impairment charges of $24.5 million for the year ended December 31, 2020.
4 Includes restructuring charges of $4.6 million and goodwill impairment charges of $8.5 million for the year ended December 31, 2020.
5 Includes restructuring charges of $4.7 million for the year ended December 31, 2020.
6 Includes restructuring charges of $4.0 million and less than $0.1 million for the years ended December 31, 2020 and 2019, respectively.

Heidrick & Struggles International Inc.
Reconciliation of Operating Income (Loss) and Adjusted Operating Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue before reimbursements (net revenue)	$160,987	$180,034	$621,615	$706,924

Operating income (loss)	8,538	14,295	(35,529)	63,511

Adjustments
Impairment charges[1]	—	—	32,970	—
Restructuring charges[2]	4,257	—	52,372	4,130
Total adjustments	4,257	—	85,342	4,130

Adjusted operating income	$12,795	$14,295	$49,813	$67,641

Operating margin	5.3%	7.9%	(5.7)%	9.0%
Adjusted operating margin	7.9%	7.9%	8.0%	9.6%

1 The Company incurred goodwill impairment charges of approximately $33.0 million related to its Europe and Asia Pacific reporting units for the year ended December 31, 2020.
2 The Company incurred restructuring charges of approximately $4.3 million across all operating segments for the three months ended December 31, 2020. The Company incurred restructuring charges of approximately $52.4 million and $4.1 million across all operating segments for the years ended December 31, 2020 and 2019, respectively.

Heidrick & Struggles International Inc.
Reconciliation of Net Income (Loss) and Adjusted Net Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$5,538	$10,555	$(37,707)	$46,869

Adjustments
Impairment charges, net of tax[1]	—	—	32,970	—
Restructuring charges, net of tax[2]	6,093	—	39,956	3,768
Total adjustments	6,093	—	72,926	3,768

Adjusted net income	$11,631	$10,555	$35,219	$50,637

Weighted-average common shares outstanding
Basic	19,360	19,138	19,301	19,103
Diluted	19,865	19,507	19,893	19,551

Earnings (loss) per common share
Basic	$0.29	$0.55	$(1.95)	$2.45
Diluted	$0.28	$0.54	$(1.95)	$2.40

Adjusted earnings per common share
Basic	$0.60	$0.55	$1.82	$2.65
Diluted	$0.59	$0.54	$1.77	$2.59

1 The Company incurred goodwill impairment charges of approximately $33.0 million related to its Europe and Asia Pacific reporting units for the year ended December 31, 2020.
2 The Company incurred restructuring charges of approximately $4.3 million across all operating segments for the three months ended December 31, 2020. The Company incurred restructuring charges of approximately $52.4 million and $4.1 million across all operating segments for the years ended December 31, 2020 and 2019, respectively.

Heidrick & Struggles International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2020	December 31, 2019

Current assets
Cash and cash equivalents	$316,473	$271,719
Marketable securities	19,999	61,153
Accounts receivable	88,123	109,163
Prepaid expenses	18,956	20,185
Other current assets	23,279	27,848
Income taxes recoverable	5,856	4,414
Total current assets	472,686	494,482

Non-current assets
Property and equipment, net	23,492	28,650
Operating lease right-of-use assets	92,671	99,391
Assets designated for retirement and pension plans	14,425	13,978
Investments	31,369	25,409
Other non-current assets	24,439	20,434
Goodwill	91,643	126,831
Other intangible assets, net	1,129	1,935
Deferred income taxes	35,958	33,063
Total non-current assets	315,126	349,691

Total assets	$787,812	$844,173

Current liabilities
Accounts payable	$8,799	$8,633
Accrued salaries and benefits	217,908	234,306
Deferred revenue	38,050	41,267
Operating lease liabilities	28,984	30,955
Other current liabilities	23,311	26,253
Income taxes payable	1,186	3,928
Total current liabilities	318,238	345,342

Non-current liabilities
Accrued salaries and benefits	56,925	59,662
Retirement and pension plans	53,496	46,032
Operating lease liabilities	86,816	79,388
Other non-current liabilities	4,735	4,634
Total non-current liabilities	201,972	189,716

Total liabilities	520,210	535,058

Stockholders’ equity	267,602	309,115

Total liabilities and stockholders’ equity	$787,812	$844,173

Heidrick & Struggles International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2020	2019
Cash flows - operating activities
Net income	$5,538	$10,555
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,018	2,388
Deferred income taxes	(2,380)	1,668
Stock-based compensation expense	3,053	3,048
Accretion expense related to earnout payments	—	173
Gain on marketable securities	(10)	(242)
Loss on disposal of property and equipment	(2)	—
Changes in assets and liabilities:
Accounts receivable	32,260	43,860
Accounts payable	(2,358)	(850)
Accrued expenses	51,263	55,121
Restructuring accrual	(3,810)	(803)
Deferred revenue	204	62
Income taxes payable, net	7,444	(1,498)
Retirement and pension plan assets and liabilities	490	1,434
Prepaid expenses	2,871	465
Other assets and liabilities, net	(4,323)	(1,317)
Net cash provided by operating activities	96,258	114,064

Cash flows - investing activities
Capital expenditures	(201)	(711)
Purchases of available-for-sale investments	(236)	(47,265)
Proceeds from sales of available-for-sale investments	47,219	28,806
Net cash provided by (used in) investing activities	46,782	(19,170)

Cash flows - financing activities
Cash dividends paid	(3,044)	(2,969)
Net cash used in financing activities	(3,044)	(2,969)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	5,916	3,422

Net increase in cash, cash equivalents and restricted cash	145,912	95,347
Cash, cash equivalents and restricted cash at beginning of period	170,577	176,372
Cash, cash equivalents and restricted cash at end of period	$316,489	$271,719

Heidrick & Struggles International Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2020	2019
Cash flows - operating activities
Net income (loss)	$(37,707)	$46,869
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	26,656	10,371
Deferred income taxes	(1,680)	1,644
Stock-based compensation expense	10,199	10,298
Accretion expense related to earnout payments	—	668
Gain on marketable securities	(154)	(595)
Loss on disposal of property and equipment	287	—
Impairment charges	32,970	—
Changes in assets and liabilities:
Accounts receivable	22,644	6,899
Accounts payable	451	(994)
Accrued expenses	(26,513)	2,441
Restructuring accrual	2,479	1,959
Deferred revenue	(3,688)	175
Income taxes recoverable and payable, net	(4,016)	(5,450)
Retirement and pension plan assets and liabilities	1,794	3,258
Prepaid expenses	1,642	(455)
Other assets and liabilities, net	(2,011)	1,557
Net cash provided by operating activities	23,353	78,645

Cash flows - investing activities
Acquisition of business, net of cash acquired	—	(3,520)
Capital expenditures	(7,322)	(3,352)
Purchases of available-for-sale investments	(118,904)	(130,411)
Proceeds from sales of available-for-sale investments	158,852	67,968
Net cash provided by (used in) investing activities	32,626	(69,315)

Cash flows - financing activities
Proceeds from line of credit	100,000	—
Payments on line of credit	(100,000)	—
Cash dividends paid	(12,063)	(11,835)
Payment of employee tax withholdings on equity transactions	(1,550)	(4,552)
Acquisition earnout payments	(2,789)	(1,853)
Net cash used in financing activities	(16,402)	(18,240)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	5,193	367

Net increase (decrease) in cash, cash equivalents and restricted cash	44,770	(8,543)
Cash, cash equivalents and restricted cash at beginning of period	271,719	280,262
Cash, cash equivalents and restricted cash at end of period	$316,489	$271,719

Heidrick & Struggles International Inc.
Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue before reimbursements (net revenue)	$160,987	$180,034	$621,615	$706,924

Net income (loss)	5,538	10,555	(37,707)	46,869
Interest, net	(44)	(841)	(204)	(2,880)
Other, net	(3,467)	(1,011)	(3,927)	(2,898)
Provision for income taxes	6,511	5,592	6,309	22,420
Operating income (loss)	8,538	14,295	(35,529)	63,511

Adjustments
Stock-based compensation expense	3,038	3,028	9,679	9,818
Depreciation	1,906	2,146	8,100	9,462
Intangible amortization	153	242	738	909
Earnout accretion	—	173	—	668
Acquisition contingent consideration	460	604	1,942	604
Restructuring charges	4,257	—	52,372	4,130
Impairment charges	—	—	32,970	—
Total adjustments	9,814	6,193	105,801	25,591

Adjusted EBITDA	$18,352	$20,488	$70,272	$89,102
Adjusted EBITDA margin	11.4%	11.4%	11.3%	12.6%